LOAN AGREEMENT

       THIS LOAN AGREEMENT is entered into as of the 26th day of February, 1996, by and between Work Recovery, Inc., a Colorado corporation ("Borrower") and Allsup, Inc., an Illinois corporation ("Lender").

                                 RECITALS

             A. Borrower wishes to secure interim financing to finance its operations prior to consummation of a debt or equity financing expected to be in place in March, 1996.

             B. Lender is willing to make financing available to Borrower on the terms set forth herein.

             NOW, THEREFORE, IT IS AGREED:

             1. Loan Commitment. Subject to and upon the terms and conditions set forth herein, Lender agrees, at any time and from time to time prior to December 31, 1996, to make loans (any loan made by Lender hereunder a "Loan")to the Borrower, which Loans may be prepaid and reborrowed in accordance with the provisions hereof; provided, however, that the aggregate principal amount of Loans outstanding shall at no time exceed $500,000. The principal amount of each Loan hereunder shall be in an integral multiple of $50,000, and shall bear interest from the date such Loan is made until repaid at the rate of 10% per annum.

             2. Notice of Borrowing. Whenever the Borrower desires to receive a Loan hereunder, it shall give the Lender at least one business day's prior notice (the "Notice of Borrowing"), provided that any such notice shall be deemed given on a certain day only if given before 12:00 noon (Central Time) on such day. Each such notice shall specify the principal amount (in an integral multiple of $50,000) of the desired new Loan and the date on which Borrower desires to receive the principal amount of such Loan.

             3. Disbursement of Funds. Not later than 1:00 p.m. (Central time) on the date specified in the Notice of Borrowing for such Loan, Lender shall deliver funds to Borrower by wire transfer or such other manner as the Borrower shall agree in advance, to the account specified in Section 10 hereof, in the amount specified in such Notice of Borrowing.

             4. Promissory Note. Borrower's obligation to pay the principal of, and interest on, all Loans shall be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit A hereto (the "Note"). The note shall be in the principal amount of $500.00, shall be dated of even date herewith and shall be entitled to the benefits of this Loan Agreement. Lender shall note on its internal records and on the
Note in the table provided therefor the date and amount of each Loan and each payment in respect thereof. Failure to make any such notation shall not affect Borrower's obligations in respect of such Loans.

             5. Prepayment. The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part from time to time; provided, however, that each prepayment shall be in a principal amount that is an integral multiple of $50,000.

             6. Conversion Rights. all or any portion of the aggregate principal amount outstanding under the Loans together with any accrued but unpaid interest (the "Outstanding Debt"), is convertible as follows:

                    a. Upon the consummation of any equity, debt or unit financing or series of related financing on or before December 31, 1996 (the "Financing") resulting in the sale of Borrower's securities with gross proceeds to Borrower of at least Five Million Dollars ($5,000,000), the Outstanding
Debt shall automatically be converted into such number of securities sold in the Financing as is obtained by dividing the Outstanding Debt by the lowest price per security paid by any investor in the Financing.

                    b. If the Financing has not occurred by December 31, 1996, the Lender shall have the right at any time and from time to time after such date to convert the Outstanding Debt at such date into that number of shares of Borrower's common stock as is determined by multiplying the aggregate principal amount outstanding under the Loans to be converted by two.

                    c. If, before the Loans are converted pursuant to subsection a or b above, Borrower files a voluntary petition under the United States Bankruptcy Code, 11 U.S.C. 101 et seq. (the "Bankruptcy Code"), or an involuntary petition is filed under the Bankruptcy Code and is not dismissed within 90 days of such filing, or Borrower's bank accounts are attached by any of its creditors other than Lender, Lender shall have the option, at any time and from time to time, to convert the outstanding Debt into that number of shares of Borrower's convertible preferred stock, if any such class of stock then exists, or common stock if no such convertible preferred stock exists, as determined by multiplying the aggregate principal amount outstanding under the Loans on such date by two.

             7. Loan of ERGOS Machines. As partial consideration for Lender's agreement to make the Loans, Borrower hereby agrees to deliver and install two ERGOS machines (the "Machines") to Lender's place of business in Belleville, Illinois not later than March 4, 1996. The Machines may be used for demonstration and training purposes only, shall be operated only by personnel certified by Borrower, and shall bear such marks, signs or notices as Borrower shall affix to give notice of Borrower's continued ownership of such machines. Lender hereby covenants not to delete, deface or remove, or allow any other person to delete, deface or remove, any such marks, signs or notices, and shall use its best efforts to ensure that all marks, signs or notices affixed to the Machines by Borrower are readily visible and are maintained so as to accomplish Borrower's intention of giving notice of Borrower's ownership. Borrower and Lender each agree to execute any and all documents reasonably requested by the other to secure their respective interests in the Machines, including but not limited to filings under the Uniform Commercial Code as adopted by the various states, in connection with giving notice to creditors of either party of the other's interest in the Machines. Lender shall pay for staffing and the premises on which the Machines will be kept, and Borrower shall pay and be responsible for installation and maintenance of the Machines. Borrower shall also install routine software upgrades for the Machines as soon as practicable after such upgrades are made available on other ERGOS machines. Lender shall not make use of the Machines for purposes of revenue generation unless and until lender and Borrower shall agree upon the terms on which any revenue so generated shall be divided between them.

             8. Grant of Security Interest. As security for Borrower's obligations to Lender under this Loan Agreement and the Note, the Borrower hereby grants to Lender a security interest in the Machines. The security interest granted pursuant to this Section 8 shall terminate upon the conversion of the Outstanding Debt pursuant to Section 6 of this Loan Agreement. Upon such termination, Lender agrees to take such actions as may be necessary or appropriate to terminate the security interest granted pursuant to this Section 8, including but not limited to the execution and filing of termination statements under the Uniform Commercial code as adopted by the various states.

             9. Severability. Should any one or more of the provisions hereunder be determined to be illegal or unenforceable, all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

             10. Notices and Bank Accounts. Any notice or other communications required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or when sent if sent by facsimile or two days after mailing by certified mail, postage prepaid, and addressed as follows, and any disbursement or payment in connection with a Loan shall be deemed delivered upon deposit of immediately available funds to the accounts indicated below:

             If to Lender:       Allsup, Inc.
                                 300 Allsup Place
                                 Belleville, IL  62223-9626
                                 Fax:  (618) 236-5778
                                 Acct:  ABA 081004106
                                 Acct. No: 4713006244

             If to Borrower:     Work Recovery, Inc.
                                 2341 S. Friebus, Suite 14
                                 Tucson, AZ  85713
                                 Fax:  (520) 325-5277
                                 Acct:

             Each of the above addressees may change its address or bank account information for purposes of this paragraph by providing notice of the new address or bank account in the manner herein provided.

             11. Choice of Law. It is the intention of the parties that the internal laws of the State of Arizona (and not the laws of conflict) shall govern the validity of this Loan Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

             12. Counterparts. This Loan Agreement may be signed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

             IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement as of the date and year first written above.

                                        WORK RECOVERY, INC.



                                        By: /s/ Dorcas R. Hardy

                                        Title: President and CEO, Acting



                                        ALLSUP, INC.



                                        By: /s/ James R. Allsup

                                        Title: President and CEO